Exhibit 16.1 Letter on change of certifying accountant:


Child, Sullivan & Company
A Professional Corporation Of Certified Public Accountants
1284 W. Flint Meadow Dr. Suite D
Kaysville, Utah 84037      (801) 927-1337



January 2, 2006


Securities and Exchange Commission
450 5th Street, Northwest
Washington, D.C. 20549


Ladies and Gentlemen:

The firm of Child, Sullivan & Company was previously principal accountant for Wannigan Ventures, Inc. (the "Company") and reported on the financial statements of the Company for the years ended December 31, 2004 and 2003. On or about January 1, 2006, we changed our accounting practice from a corporation to a professional limited liability company; Child, Van Wagoner & Bradshaw, PLLC. We have read the Company's statements included under Item 4.01 of its Form 8-K dated January 2, 2006, and agree with such statements.


Very truly yours,

/s/ Child, Sullivan & Company

Child, Sullivan & Company